Exhibit 99.1

News Release Investor Contact: Maureen Resac Maureen.Resac@Adtalem.com 312-651-1481 Media Contact: John Kristoff John.Kristoff@Adtalem.com 312-651-1437

Adtalem Global Education Announces First Quarter Fiscal 2021 Results
Strong execution helped drive double-digit increases in new and total student enrollment

CHICAGO – November 5, 2020 – Adtalem Global Education Inc. (NYSE: ATGE), a leading workforce solutions provider, today reported academic, operating and financial results for its fiscal 2021 first quarter ended September 30, 2020.

“We delivered robust revenue and earnings per share growth, supported by significant enrollment increases across Medical and Healthcare, a steady return to clinicals and solid performance in Financial Services,” said Lisa Wardell, chairman and CEO of Adtalem.  “This strong outcome is the result of ongoing strategic investments, continued operational execution and expanded offerings across both verticals.  Our strategic investments, along with increased demand, drove double-digit enrollment growth within Chamberlain University and solid single-digit enrollment growth across our medical and veterinary schools. We were also encouraged by solid revenue growth and significant operating income growth in the Financial Services vertical.  This momentum throughout Adtalem positions us well for the remainder of the year.”

Financial Highlights
Selected financial data for the three months ended September 30, 2020:

•	Revenue of $268.2 million increased 5.4% compared to the prior year
•	New and total student enrollment increased 12.2% and 10.8%, respectively
•
Diluted earnings per share was $0.38 compared to diluted earnings per share of $0.26 in the prior year; diluted earnings per share from continuing operations excluding special items was $0.78 compared to $0.34 in the prior year, a 129% increase

•	Operating income was $36.7 million compared to $25.7 million in the prior year; operating income excluding special items was $54.4 million, a 97.7% increase compared with the prior year

•
Net income attributable to Adtalem was $19.9 million, compared to $14.4 million in the prior year; net income from continuing operations attributable to Adtalem excluding special items was $41.2 million, a 117.7% increase compared with the prior year

•	COVID-19 pandemic resulted in estimated revenue losses of approximately $14 million, operating income losses of approximately $7 million and loss of earnings per share of approximately $0.11

Fiscal 2021 first quarter results from continuing operations included special items totaling $13.7 million, net of tax, including restructuring expenses and business acquisition and integration expense.

Segment Highlights

Medical and Healthcare
First quarter segment revenue increased 5.5% to $218.8 million compared with the prior year.

Chamberlain revenue in the first quarter increased 14.8% compared with the prior year. New and total student enrollment for the September 2020 session increased 13.2% and 11.9%, respectively, compared with the prior year.

Revenue in the first quarter for the medical and veterinary schools decreased 6.5% compared with the prior year, driven by reduced clinical revenue and lower medical and veterinary school housing revenue due to campus closures associated with COVID-19.

Segment operating income in the first quarter increased 86.0% to $53.0 million compared with the prior year. The increase in segment operating income was driven primarily by strong enrollment trends over the past year at Chamberlain as well as lower campus-related variable costs and efficiency measures.  In addition, operating income from our medical and veterinary schools increased due to lower campus-related variable costs and efficiency measures, which more than offset the decline in revenue.

Financial Services
First quarter segment revenue increased 4.9% to $49.4 million compared with the prior year, driven by higher revenue at OnCourse Learning, as a result of execution to capture the demand within a robust mortgage market coupled with strong content in multiple mediums and continued trusted partnerships with enterprise providers.  Becker revenue increased through growth in both CPA and continuing education program offerings.  ACAMS revenue decreased due to the lower revenue of virtual conferences when compared with in-person conferences.

Segment operating income increased 241.7% to $7.3 million compared with the prior year.  Excluding special items, segment operating income in the first quarter increased 111.5% to $8.7 million, with growth across all businesses in the Financial Services segment. The increase in segment operating income is the result of solid revenue growth and efficiency measures that are driving higher margins.

Adtalem Outlook

Looking at the full fiscal 2021 year, Adtalem expects revenue growth of 5-7% and growth for diluted earnings per share from continuing operations excluding special items of 25-30% for the year.

Conference Call and Webcast Information

Adtalem will hold a conference call to discuss its fiscal 2021 first quarter on Thursday, November 5, 2020, at 4 p.m. CT (5 p.m. ET). The conference call will be led by Lisa Wardell, chairman and chief executive officer, Mike Randolfi, senior vice president and chief financial officer and Stephen Beard, chief operating officer.

For those participating by telephone, dial 877-407-6184 (United States) or +1 201-389-0877 (outside the United States) and request the “Adtalem Call” or use conference ID: 13711535. Adtalem will also broadcast the conference call live on the web at:
https://78449.themediaframe.com/dataconf/productusers/age/mediaframe/41194/indexl.html.

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Adtalem will archive a replay of the call until December 5, 2020. To access the replay, dial 877-660-6853 (United States) or +1 201-612-7415 (outside the United States), conference ID: 13711535, or visit the Adtalem website at: https://investors.adtalem.com/overview/default.aspx.

About Adtalem Global Education
The purpose of Adtalem Global Education is to empower students and members to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading workforce solutions provider and the parent organization of American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com and follow us on Twitter (@adtalemglobal) and LinkedIn.

Forward-Looking Statements
Certain statements contained in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, which includes statements regarding the future impacts of the COVID-19 pandemic and the pending Walden University acquisition. Forward-looking statements can also be identified by words such as “future,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “may,” “will,” “would,” “could,” “can,” “continue,” “preliminary,” “range,” and similar terms. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those described in the statements. These risk and uncertainties include the risk factors described in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the Securities and Exchange Commission (SEC) on August 18, 2020 and our other filings with the SEC. These forward-looking statements are based on information available to us as of the date any such statements are made, and we do not undertake any obligation to update any forward-looking statement, except as required by law.

	1Q 2021	1Q 2020	% Change
Adtalem Global Education Student Enrollments(1)
New students	7,253	6,467	+12.2%
Total students	41,375	37,344	+10.8%

Chamberlain University
September Session
New students	6,333	5,595	+13.2%
Total students	35,525	31,736	+11.9%
July Session(2)
New students	2,768	2,396	+15.5%
Total students	32,198	28,691	+12.2%

Medical and Veterinary(3)
September Semester
New students	920	872	+5.5%
Total students	5,850	5,608	+4.3%
1)	Includes the September session enrollments from both Chamberlain University and the Medical and Veterinary institutions
2)	Post-licensure online programs only; Pre-licensure campus-based programs start in September, January and May; Total students includes pre- and post-licensure enrollment
3)	Includes enrollments in its medical and veterinary preparatory programs

Adtalem Global Education Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except par value)

	September 30,	June 30,	September 30,
	2020	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$561,170	$500,516	$121,079
Investments in marketable securities	9,434	8,968	8,763
Restricted cash	947	589	710
Accounts receivable, net	99,536	87,042	116,212
Prepaid expenses and other current assets	97,386	95,651	39,476
Current assets held for sale	—	—	169,873
Total current assets	768,473	692,766	456,113
Noncurrent assets:
Property and equipment, net	289,944	286,102	280,823
Operating lease assets	186,824	174,935	195,238
Deferred income taxes	18,325	22,277	9,814
Intangible assets, net	285,027	287,514	295,324
Goodwill	686,480	686,214	686,992
Other assets, net	94,824	78,879	91,086
Noncurrent assets held for sale	—	—	444,934
Total noncurrent assets	1,561,424	1,535,921	2,004,211
Total assets	$2,329,897	$2,228,687	$2,460,324

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$48,148	$46,484	$44,674
Accrued payroll and benefits	31,491	48,835	30,071
Accrued liabilities	107,148	104,431	61,966
Deferred revenue	168,253	91,589	168,533
Current operating lease liabilities	51,897	51,644	54,057
Current portion of long-term debt	3,000	3,000	3,000
Current liabilities held for sale	—	—	50,174
Total current liabilities	409,937	345,983	412,475
Noncurrent liabilities:
Long-term debt	285,621	286,115	327,600
Long-term operating lease liabilities	189,607	176,032	192,055
Deferred income taxes	25,410	24,975	25,375
Other liabilities	85,590	82,309	89,646
Noncurrent liabilities held for sale	—	—	82,793
Total noncurrent liabilities	586,228	569,431	717,469
Total liabilities	996,165	915,414	1,129,944
Commitments and contingencies
Redeemable noncontrolling interest	2,761	2,852	3,187
Shareholders' equity:
Common stock, $0.01 par value per share, 200,000 shares authorized; 52,089, 51,871, and 54,649 shares outstanding as of September 30, 2020, June 30, 2020, and September 30, 2019, respectively	810	807	805
Additional paid-in capital	508,487	504,434	492,151
Retained earnings	1,947,498	1,927,568	2,027,263
Accumulated other comprehensive loss	(8,612)	(9,055)	(176,739)
Treasury stock, at cost, 28,912, 28,794, and 25,862 shares as of September 30, 2020, June 30, 2020, and September 30, 2019, respectively	(1,117,212)	(1,113,333)	(1,016,287)
Total shareholders' equity	1,330,971	1,310,421	1,327,193
Total liabilities and shareholders' equity	$2,329,897	$2,228,687	$2,460,324

Adtalem Global Education Inc.
Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2020	2019
Revenue	$268,241	$254,613
Operating cost and expense:
Cost of educational services	113,698	128,034
Student services and administrative expense	100,178	99,087
Restructuring expense	4,223	6,530
Business acquisition and integration expense	13,436	—
Gain on sale of assets	—	(4,779)
Total operating cost and expense	231,535	228,872
Operating income	36,706	25,741
Other income (expense):
Interest and dividend income	1,004	678
Interest expense	(3,692)	(5,328)
Investment gain	518	23
Net other expense	(2,170)	(4,627)
Income from continuing operations before income taxes	34,536	21,114
Provision for income taxes	(7,090)	(3,706)
Income from continuing operations	27,446	17,408
Discontinued operations:
Loss from discontinued operations before income taxes	(10,084)	(2,883)
Benefit from (provision for) income taxes	2,477	(273)
Loss from discontinued operations	(7,607)	(3,156)
Net income	19,839	14,252
Net loss attributable to redeemable noncontrolling interest	91	109
Net income attributable to Adtalem Global Education	$19,930	$14,361

Amounts attributable to Adtalem Global Education:
Net income from continuing operations	$27,537	$17,517
Net loss from discontinued operations	(7,607)	(3,156)
Net income attributable to Adtalem Global Education	$19,930	$14,361

Earnings (loss) per share attributable to Adtalem Global Education:
Basic:
Continuing operations	$0.52	$0.32
Discontinued operations	$(0.14)	$(0.06)
Net	$0.38	$0.26
Diluted:
Continuing operations	$0.52	$0.31
Discontinued operations	$(0.14)	$(0.06)
Net	$0.38	$0.26

Weighted-average shares outstanding:
Basic shares	52,464	55,493
Diluted shares	52,797	56,140

Adtalem Global Education Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2020	2019
Operating activities:
Net income	$19,839	$14,252
Loss from discontinued operations	7,607	3,156
Income from continuing operations	27,446	17,408
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	4,004	5,223
Amortization and adjustments to operating lease assets	14,639	12,804
Depreciation	8,975	8,393
Amortization of intangible assets	2,518	2,534
Amortization of deferred debt issuance costs	392	392
Provision for bad debts	1,723	5,554
Deferred income taxes	4,346	2,954
Loss on disposals, accelerated depreciation, and adjustments to property and equipment	1,486	1,053
Realized and unrealized gain on investments	(518)	(22)
Realized gain on sale of assets	—	(4,779)
Changes in assets and liabilities:
Accounts receivable	(13,356)	(38,206)
Prepaid expenses and other current assets	(1,735)	(13,646)
Accounts payable	2,089	(7,566)
Accrued payroll and benefits	(17,341)	(16,593)
Accrued liabilities	(443)	(2,417)
Deferred revenue	76,664	72,589
Operating lease liabilities	(12,700)	(13,681)
Other assets and liabilities	(13,535)	1,482
Net cash provided by operating activities-continuing operations	84,654	33,476
Net cash (used in) provided by operating activities-discontinued operations	(4,727)	13,992
Net cash provided by operating activities	79,927	47,468
Investing activities:
Capital expenditures	(14,443)	(10,436)
Proceeds from sales of marketable securities	1,014	290
Purchases of marketable securities	(963)	(292)
Proceeds from sale of assets	—	6,421
Net cash used in investing activities-continuing operations	(14,392)	(4,017)
Net cash used in investing activities-discontinued operations	—	(1,728)
Net cash used in investing activities	(14,392)	(5,745)
Financing activities:
Proceeds from exercise of stock options	55	828
Employee taxes paid on withholding shares	(3,921)	(5,045)
Proceeds from stock issued under Colleague Stock Purchase Plan	31	—
Repurchases of common stock for treasury	—	(40,255)
Borrowings under credit facility	—	30,000
Repayments under credit facility	(750)	(100,750)
Proceeds from down payment on seller loan	—	5,200
Payment for purchase of redeemable noncontrolling interest of subsidiary	—	(6,247)
Net cash used in financing activities-continuing operations	(4,585)	(116,269)
Net cash used in financing activities-discontinued operations	—	(480)
Net cash used in financing activities	(4,585)	(116,749)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	62	(6,750)
Net increase (decrease) in cash, cash equivalents and restricted cash	61,012	(81,776)
Cash, cash equivalents and restricted cash at beginning of period	501,105	300,467
Cash, cash equivalents and restricted cash at end of period	562,117	218,691
Less: cash, cash equivalents and restricted cash of discontinued operations at end of period	—	96,902
Cash, cash equivalents and restricted cash at end of period	$562,117	$121,789

Adtalem Global Education Inc.
Segment Information
(unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2020	2019	Increase (Decrease)
Revenue:
Medical and Healthcare	$218,826	$207,487	5.5%
Financial Services	49,415	47,126	4.9%
Total consolidated revenue	$268,241	$254,613	5.4%
Operating income (loss):
Medical and Healthcare	$53,010	$28,500	86.0%
Financial Services	7,272	2,128	241.7%
Home Office and Other	(23,576)	(4,887)	(382.4)%
Total consolidated operating income	$36,706	$25,741	42.6%

Non-GAAP Financial Measures and Reconciliations
We believe that certain non-GAAP financial measures provides investors with useful supplemental information regarding the underlying business trends and performance of Adtalem’s ongoing operations and is useful for period-over-period comparisons. We use these supplemental non-GAAP financial measures internally in our assessment of performance and budgeting process. However, these non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The following are non-GAAP financial measures used in the subsequent GAAP to non-GAAP reconciliation tables:

Net income from continuing operations attributable to Adtalem excluding special items (most comparable GAAP measure: net income attributable to Adtalem) – Measure of Adtalem’s net income attributable to Adtalem adjusted for restructuring expense, business acquisition and integration expense, gain on sale of assets, and loss from discontinued operations.

Earnings per share from continuing operations excluding special items (most comparable GAAP measure: earnings per share) – Measure of Adtalem’s diluted earnings per share adjusted for restructuring expense, business acquisition and integration expense, gain on sale of assets, and loss from discontinued operations.

Operating income excluding special items (most comparable GAAP measure: operating income) – Measure of Adtalem’s operating income adjusted for restructuring expense, business acquisition and integration expense, and gain on sale of assets. This measure is applied on a consolidated and segment basis, depending on the context of the discussion.

Free cash flow (most comparable GAAP measure: net cash provided by operating activities-continuing operations) – Defined as net cash provided by operating activities-continuing operations less capital expenditures.

A description of special items in our non-GAAP financial measures described above are as follows:
•	Restructuring charges primarily related to real estate consolidations at Adtalem’s home office and ACAMS and the sale of Becker’s courses for healthcare students.
•	Business acquisition and integration expense include expenses related to the pending Walden University acquisition.
•	Gain on the sale of Adtalem’s Columbus, Ohio, campus facility.
•	Loss from discontinued operations include the operations of Adtalem Brazil, Carrington, and DeVry University.

Adtalem Global Education Inc.
Non-GAAP Operating Income by Segment
(unaudited)
(in thousands)

	Three Months Ended
	September 30,
	2020	2019	Increase (Decrease)
Medical and Healthcare:
Operating income (GAAP)	$53,010	$28,500	86.0%
Restructuring expense	—	127	NM
Operating income excluding special items (non-GAAP)	$53,010	$28,627	85.2%

Financial Services:
Operating income (GAAP)	$7,272	$2,128	241.7%
Restructuring expense	1,415	1,979	(28.5)%
Operating income excluding special items (non-GAAP)	$8,687	$4,107	111.5%

Home Office and Other:
Operating loss (GAAP)	$(23,576)	$(4,887)	(382.4)%
Restructuring expense	2,808	4,424	(36.5)%
Business acquisition and integration expense	13,436	—	NM
Gain on sale of assets	—	(4,779)	NM
Operating loss excluding special items (non-GAAP)	$(7,332)	$(5,242)	(39.9)%

Adtalem Global Education:
Operating income (GAAP)	$36,706	$25,741	42.6%
Restructuring expense	4,223	6,530	(35.3)%
Business acquisition and integration expense	13,436	—	NM
Gain on sale of assets	—	(4,779)	NM
Operating income excluding special items (non-GAAP)	$54,365	$27,492	97.7%

Adtalem Global Education Inc.
Non-GAAP Earnings Disclosure
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2020	2019
Net income attributable to Adtalem (GAAP)	$19,930	$14,361
Restructuring expense	4,223	6,530
Business acquisition and integration expense	13,436	—
Gain on sale of assets	—	(4,779)
Income tax impact on non-GAAP adjustments (1)	(3,998)	(343)
Loss from discontinued operations	7,607	3,156
Net income from continuing operations attributable to Adtalem excluding special items (non-GAAP)	$41,198	$18,925
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.

	Three Months Ended
	September 30,
	2020	2019
Earnings per share, diluted (GAAP)	$0.38	$0.26
Effect on diluted earnings per share:
Restructuring expense	0.08	0.12
Business acquisition and integration expense	0.25	-
Gain on sale of assets	-	(0.09)
Income tax impact on non-GAAP adjustments (1)	(0.08)	(0.01)
Loss from discontinued operations	0.14	0.06
Earnings per share from continuing operations excluding special items, diluted (non-GAAP)	$0.78	$0.34
Diluted shares used in EPS calculation	52,797	56,140
* May not sum due to rounding.
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.

Adtalem Global Education Inc.
Non-GAAP Free Cash Flow Disclosure
(unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2020	2019	2020
Net cash provided by operating activities-continuing operations (GAAP)	$84,654	$33,476	$200,743
Capital expenditures	(14,443)	(10,436)	(48,144)
Free cash flow (non-GAAP)	$70,211	$23,040	$152,599

Adtalem Global Education Inc.
Non-GAAP Outlook Disclosure
(unaudited)

Year Ended
June 30, 2021
Expected earnings per share, diluted (GAAP)	$2.46 to 2.57
Expected effects on diluted earnings per share:
Restructuring expense	0.08
Business acquisition and integration expense	0.25
Income tax impact on non-GAAP adjustments(1)	(0.08)
Loss from discontinued operations	0.14
Expected earnings per share from continuing operations excluding special items, diluted (non-GAAP)(2)	$2.85 to 2.96
Year over year increase	25-30%
Diluted shares used in EPS calculation	52,797
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.
(2) The outlook provided above does not reflect the potential impact of any business or asset acquisitions or dispositions that may occur during the remainder of fiscal year 2021. The expected effects on diluted earnings per share (“EPS”) of restructuring expense, business acquisition and integration expense, and loss from discontinued operations include the results realized through September 30, 2020. We are not able to further estimate these special items for the full fiscal year. Additional charges to these special items, or additional special items not currently identified, which may occur during the remainder of fiscal year 2021, would impact the GAAP expected EPS provided above. The expected range of EPS from continuing operations excluding special items provided above for the full fiscal year 2021 equates to a 25-30% increase over the $2.28 fiscal year 2020 EPS from continuing operations excluding special items, as reported in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Year Ended
June 30, 2020
Loss per share, diluted (GAAP)	$(1.58)
Effect on diluted earnings per share:
Restructuring expense	0.53
Gain on sale of assets	(0.09)
Gain on derivative	(2.05)
Tax Cuts and Jobs Act of 2017	(0.04)
Net tax benefit for a former subsidiary investment loss	(0.47)
Income tax impact on non-GAAP adjustments(1)	(0.10)
Loss from discontinued operations	6.09
Earnings per share from continuing operations excluding special items, diluted (non-GAAP)	$2.28
Diluted shares used in EPS calculation	54,094
* May not sum due to rounding.
(1) Represents the income tax impact of non-GAAP continuing operations adjustments that is recognized in our GAAP financial statements.